Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Bookham, Inc. pertaining to the 2004 Stock Incentive Plan of Bookham, Inc. of our reports dated September 8, 2005, with respect to the consolidated financial statements and schedule of Bookham, Inc., Bookham, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bookham, Inc., included in its Annual Report (Form 10-K) for the year ended July 2, 2005, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
/s/ Ernst & Young LLP

Reading, England
November 18, 2005